UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM N-8A

       NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

          The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940, and in connection with such notification of registration submits the following information:

Name:

          The Roxbury Funds

Address of Principal Business Office (No. & Street, City, State, Zip Code):

          100 Wilshire Boulevard, Suite 1000
          Santa Monica, CA  90401

Telephone Number (including area code):

          (310) 917-5600

Name and address of agent for service of process:

          Michelle G. Azrialy
          Roxbury Capital Management, LLC
          100 Wilshire Boulevard, Suite 1000
          Santa Monica, CA  90401

          with a copy to:

          Michael P. Malloy, Esquire
          Drinker Biddle & Reath LLP
          One Logan Square
          18th & Cherry Streets
          Philadelphia, PA 19103-6996

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

       | x | Yes              No


                                   SIGNATURES


          Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Santa Monica and State of California, as of the 1st day of May, 2006.



                                      The Roxbury Funds



                                      By: /s/ Brian C. Beh
                                          ---------------------
                                          Brian C. Beh
                                          President and Trustee

ATTEST:


/s/ Michelle G. Azrialy
-----------------------
Michelle G. Azrialy
Chief Compliance Officer